Filed pursuant to Rule 433 Registration Statement Nos. 333-202913 and 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (K838)

Offering Period: June 1, 2017 – June 22, 2017

Buffered Accelerated Return Equity Securities due January 2, 2019

Linked to the Performance of the iShares® MSCI Emerging Markets ETF

Product Terms

•	Buffered Accelerated Return Equity Securities due January 2, 2019 linked to the performance of the iShares® MSCI Emerging Markets ETF.

•	If the Final Level is equal to or greater than the Initial Level, then you will benefit from the leveraged appreciation, if any, of the Underlying, subject to the Underlying Return Cap.

•	If the Final Level is less than the Initial Level but greater than or equal to the Buffer Level, then you will receive the principal amount of the securities you hold at maturity.

•	If the Final Level is less than the Buffer Level, then you will be exposed to any depreciation in the Underlying beyond the Buffer Level.

•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Issuer*:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Trade Date:	Expected to be June 23, 2017
Settlement Date:	Expected to be June 30, 2017
Underlying:	The iShares® MSCI Emerging Markets ETF
Redemption Amount:	Principal amount of securities you hold x (1 + Underlying Return)
Underlying Return:	If (a) the Final Level is equal to or greater than the Initial Level, then: the lesser of (i) Underlying Return Cap and (ii) Upside Participation Rate x [(Final Level – Initial Level) / Initial Level]; (b) the Final Level is less than the Initial Level but greater than or equal to the Buffer Level, then: zero; or (c) if the Final Level is less than the Buffer Level, then: [(Final Level – Initial Level) / Initial Level] + Buffer Amount.
Upside Participation Rate**:	Expected to be 200%
Buffer Level**:	Expected to be 90% of the Initial Level
Buffer Amount**:	Expected to be 10%
Underlying Return Cap**:	Expected to be between 16.30% and 17.30%
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	December 24, 2018
Maturity Date:	January 2, 2019
CUSIP:	22550B7E7
Fees:	Credit Suisse Securities (USA) LLC and any agent (the “Agents”) may receive varying discounts and commissions of up to $7.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. The Agents through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by our Agents, may be compensated separately and may also receive commissions from purchasers for whom they may act as Agents. CSSU will also pay certain institutions or service providers a fee of $2.50 per security in consideration for providing education, structuring or other services with respect to financial advisors or Agents. In addition, an affiliate of ours may pay referral fees of $4.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers.

* As used in this document, references to “we” or “our” are to Credit Suisse AG, as Issuer.

** To be determined on the Trade Date.

Certain Product Characteristics

•	If the Final Level is equal to or greater than the Initial Level, then the Underlying Return will be calculated as follows: the lesser of (i) Underlying Return Cap and (ii) Upside Participation Rate x [(Final Level – Initial Level) / Initial Level]

•	If the Final Level is less than the Initial Level but greater than or equal to the Buffer Level, then the Underlying Return will be: zero

•	If the Final Level is less than the Buffer Level, then the Underlying Return will be calculated as follows: [(Final Level – Initial Level) / Initial Level] + Buffer Amount

•	Buffer Level of 90%**

•	Buffer Amount of 10%**

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level	Underlying Return (1)	Redemption Amount per $1,000 Principal Amount(1)(2)
50.00%	16.80%	$1,168.00
40.00%	16.80%	$1,168.00
30.00%	16.80%	$1,168.00
20.00%	16.80%	$1,168.00
10.00%	16.80%	$1,168.00
8.40%	16.80%	$1,168.00
5.00%	10.00%	$1,100.00
0.00%	0.00%	$1,000.00
−5.00%	0.00%	$1,000.00
−10.00%	0.00%	$1,000.00
−20.00%	−10.00%	$900.00
−30.00%	−20.00%	$800.00
−40.00%	−30.00%	$700.00
−50.00%	−40.00%	$600.00
(1)	Assumes a Buffer Level of 90%**, Buffer Amount of 10%**, an Upside Participation Rate of 200%** and an Underlying Return Cap of 16.80%** (the midpoint of the expected range).

(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.

Certain Product Risks

•	Your investment may result in a loss of 90% of the principal amount of the securities you hold. The Redemption Amount will be less than the principal amount of the securities you hold if the Final Level is less than the Buffer Level. In such case, you will be exposed to any depreciation in the Underlying from the Initial Level to the Final Level beyond the Buffer Level.

•	The securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

•	The securities do not pay interest.

(See “Additional Risk Considerations” on the next page)

FINANCIAL PRODUCTS FACT SHEET

Offering Period:

June 1, 2017 – June 22, 2017

Buffered Accelerated Return Equity Securities due January 2, 2019

Linked to the Performance of the iShares® MSCI Emerging Markets ETF

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Certain Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement, and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated June 1, 2017, Underlying Supplement dated December 2, 2016, Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317005288/dp76892_424b2-k838.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.